EXHIBIT 99.1

Chaparral Energy Significantly Increases its Position in the Panhandle Marmaton Play by Acquiring all of the Marmaton Assets of Cabot Oil & Gas Corp.

Acquisition Essentially Doubles Chaparral's Footprint
Giving Company Largest Position in the Panhandle Marmaton Play

OKLAHOMA CITY (October 17, 2013) Chaparral Energy Inc., based in Oklahoma City, Oklahoma, announced today that it has entered into an asset purchase agreement with Cabot Oil & Gas Corp. to acquire net production of approximately 2,000 barrels of oil equivalent per day (Boepd) and 66,000 net acres in the Panhandle Marmaton Play for $160.1 million, subject to pre- and post-closing adjustments.  The transaction essentially doubles Chaparral’s holdings in the Marmaton Play to 126,000 acres and reflects its increased focus on high-quality oil plays with excellent well economics.

Located in Beaver and Texas Counties, Oklahoma, and Ochiltree County, Texas, production from the purchased assets is approximately 81 percent oil with proved reserves estimated to be 8.4 million barrels of oil equivalent (MMBoe) and unproven reserves estimated to be 24 MMBoe as of the effective date of October 1, 2013.

Chaparral Energy Chairman, CEO and President Mark Fischer said that he sees long-term, sustainable growth for the Company by focusing on the key plays in the Mid-Continent area.   Fischer noted, “We have a deep understanding of the geology and economics of this proven play located in our core Mid-Continent operating area where we have consistently demonstrated success in the exploration for and drilling of significant quantities of oil and natural gas.   As a result, this particular acquisition gives us the largest position in this active play where we can use our existing presence and success to leverage the efficient development of this additional acreage.”

The Cabot acquisition increases Chaparral’s growth potential through the addition of approximately 450 drilling locations targeting the Marmaton Lime formation which typically generate Rates of Return (ROR) in the 40 to 70 percent range.   In addition, this area offers significant upside associated with drilling numerous horizons in this stacked-pay environment.  The purchase includes significant infrastructure, including saltwater disposal wells and electricity, which will generate operating efficiencies and economies of scale by supplementing Chaparral’s existing footprint.

The acquisition of Cabot’s Marmaton assets is scheduled to close on Dec. 18, 2013.

Chaparral is also today announcing that it has engaged an investment banker to divest non-core assets in its Ark-La-Tex and Permian Basin areas.  Fischer stated that “The successful completion of the divestiture of these non-core assets, which represents approximately 10% of the Company’s annual adjusted EBITDA, will allow the Company to reduce borrowings under its existing line of credit, fund an increased drilling program associated with the Cabot acquisition and advance our chosen strategy of becoming a pure Mid-Continent player”.

About Chaparral Energy

Founded in 1988, Chaparral Energy is an independent oil and natural gas exploration and production company headquartered in Oklahoma City and is one of the largest oil producers in the State.  In recent years, the company has capitalized on its sustained success in the active Mid-Continent area expanding its holdings to become a leading player in both the liquids-rich Northern Oklahoma Mississippian and the oil-rich Panhandle Marmaton plays.  In addition, the company has a leadership position in CO2 Enhanced Oil Recovery (EOR) and is now the third largest CO2 EOR producer in the United States based on the number of active projects.  This position is underscored by its activity in the North Burbank Unit in Osage County, Oklahoma which is the single largest oil recovery unit in the State.

Contact:

Chief Financial Officer
Joe Evans / joe.evans@chaparralenergy.com
Chaparral Energy:  405-426-4590